EXHIBIT 99.1

MEMORANDUM OF AGREEMENT Dated: 5 January, 2006	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
                    Code-name
          SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Oceansymphony Ltd., Bermuda hereinafter called the Sellers, have agreed to sell, and Concept Ltd., Bermuda, a wholly owned subsidiary of Arlington Tankers Ltd., Bermuda hereinafter called the Buyers, have agreed to buy
Name: “STENA CONCEPT”
Classification Society/Class: DNV/+1A1 Tanker for Oil and Chemicals, IMO Type 2, ESP, E0, NAUTICUS (Newbuilding), TMON, LCS(SI), SPM, VCS-2, hI, (1,53)a2, b3, c2, f2, Str.0,1

Built: 2005	By: Uljanik Shipyard, Croatia

Flag: Bermuda	Place of Registration: Bermuda

Call Sign: ZCDL8	Grt/Nrt: 27,357 / 13,866

Register Number: IMO 9272204
hereinafter called the Vessel, on the following terms and conditions:
Definitions
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.
“Classification Society” or “Class” means the Society referred to in line 4.
1.	Purchase Price See Clause 19.
2.	Intentionally omitted.
3.	Payment
The said Purchase Price shall be paid in full free of bank charges to a bank account to be notified by Sellers on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.
4.	Inspections
a)	The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel on October 30, 2005 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.	Notices, time and place of delivery
a)	When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage or at sea in the Sellers’ option.

Expected time of delivery: First week of January 2006

Date of cancelling (see Clause 14): 31 January 2006
c)	Intentionally omitted.
d)	Should the Vessel become an actual, constructive or compromised total loss before delivery this Agreement shall be null and void.
6.	Intentionally omitted.

7.	Spares/bunkers, etc. See Clause 20.
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions including lubricating oil shall be included in the sale and be taken over by the Buyers without extra payment.
The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):
8.	Documentation See Clause 21.
The place of closing: Bermuda.
In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:
a)	Legal Bill of Sale in a form recordable in Bermuda (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)	Confirmation of Class issued within 72 hours prior to delivery.

d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)	Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)	Bermuda Certificate of Permission to transfer.
g)	A Quiet Enjoyment Agreement in the form of Exhibit 3 to this Agreement, executed by the Buyers and their proposed mortgagees in favor of Stena Bulk AB as the Time Charterers and Northern Marine Management Limited as the managers of the Vessel as of delivery thereof to the Buyers.
h)	Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.
9.	Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.
10.	Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.
11.	Condition on delivery See Clause 22.
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered operationally seaworthy and in every way fit for intended service under the Time Charter Party and with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and National certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of Delivery.
“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.
*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings See Clause 23.
13.	Buyers’ default
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement and shall be be entitled to claim compensation for their losses and for all expenses incurred together with interest.
14.	Sellers’ default
Should the Sellers fail to be ready to complete a valid legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement.
Should the Sellers fail to be ready

to complete a valid legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15.	Intentionally omitted.
16.	Arbitration See Clause 25.

The laws of England shall govern this Agreement.

The attached Rider with clauses 17 — 25 forms part of this Agreement.

OCEANSYMPHONY LTD.	CONCEPT LTD.
/s/ DAVID ASTWOOD	/s/ CHRISTOPHER G. GARROD

RIDER TO MEMORANDUM OF AGREEMENT BETWEEN OCENSYMPHONY LTD AND CONCEPT LTD. FOR THE SALE AND PURCHASE OF M/T “STENA CONCEPT”
17.	Particulars of the Vessel
See the attached Questionnaire 88, Exhibit 1.
18.	Sale and Charter Back
Upon delivery of the Vessel to the Buyers under this Agreement, the Vessel shall be delivered under a Time Charter Party, attached as Exhibit 2, entered into between the Buyers and a company affiliated with the Sellers (the “Time Charterers”).
19.	Purchase Price
The Purchase Price for the Vessel shall be United States Dollars forty-six million (USD 46,000,000) (the “Purchase Price”).
20.	Spares/bunkers, etc.
The Sellers may leave onboard for use by the Time Charterer under the Time Charter Party items which Sellers are entitled to take ashore and other items excluded from the sale. Such items shall be taken ashore by the Time Charterers at the expiry of the Time Charter Party. Bunkers remaining on board after the time of delivery will be the property of the Time Charterers.

2(3)
21.	Documentation
Sellers shall provide the Buyers with draft copies of documentation no later than ten days prior to the expected time of delivery of the Vessel.
22.	Representations and Warranties
The Buyers shall be required to make demand upon and to exhaust all actions or claims against Northern Marine Management Ltd. in respect of Northern Marine’s obligations under Clause 31 of the Ship Management Agreement between the Buyers and Northern Marine prior to making any claims against the Sellers relating to the Sellers’ representations and warranties in Clause 11.
23.	Name/markings
The Vessel’s name and Funnel markings shall be maintained for the duration of the Time Charter Party.
24.	Commission
In addition to payment of the Purchase Price, the Buyers shall pay at closing commission, upon presentation of brokerage invoice, in the amount of USD 100,000 to Mallory, Jones, Lynch & Flynn Associates for division.
25.	Governing law and Arbitration
Any dispute arising under this Agreement shall be referred to arbitration in London in accordance with the provisions of the Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitration Association (LMAA) terms current at the time when the arbitration proceedings are commenced.

3(3)
The reference shall be to three arbitrators; one to be appointed by each of the parties hereto, and the third to be appointed by the two so chosen; their decision or that of any two of them shall be final. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In case where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claim Procedure current at the time when the arbitration proceedings are commenced.

OCEANSYMPHONY LTD.	CONCEPT LTD.
/s/ DAVID ASTWOOD	/s/ CHRISTOPHER G. GARROD